Exhibit 10.4

LEGGETT & PLATT, INCORPORATED

2005 EXECUTIVE STOCK UNIT PROGRAM

As amended, effective December 31, 2009

i

3. ELIGIBILITY AND PARTICIPATION	3
3.1 Selection of Participants	3
3.2 Continued Eligibility	3

4. CONTRIBUTIONS AND ACQUISITION OF STOCK UNITS	4
4.1 Acquisition of Stock Units	4
4.2 Participant’s Election	4
4.3 Treatment of Performance Compensation for Certain Newly Eligible Participants	4
4.4 Participant’s Contribution	4
4.5 Matching Contributions	4
4.6 Additional Matching Contributions	5
4.7 Dividend Contributions	5
4.8 Change in Capitalization	5
4.9 Impact of Deferred Compensation Program	5

5. DISTRIBUTION	5
5.1 Distribution	5
5.2 Form of Distribution	6
5.3 Withholding from Distributions	6
5.4 Forfeiture of Stock Units	6
5.5 Beneficiary	6
5.6 Distribution Upon Unforeseeable Emergency or Change in Control	6
5.7 Change in Form of Distribution	6

6. ADMINISTRATION	7
6.1 Administration	7
6.2 Committee’s Authority	7
6.3 Section 16 Officers	7
6.4 Compliance with Applicable Law	7

7. CLAIMS	7
7.1 Adjudication of Claims	7

8. GENERAL PROVISIONS	8
8.1 No Contract	8
8.2 No Assignment	8
8.3 Unfunded Program	8
8.4 No Trust Created	8
8.5 Binding Effect	8
8.6 Amendments and Termination	8
8.7 Governing Law	8
8.8 Notices	8
8.9 Committee’s Right	8

ii

LEGGETT & PLATT, INCORPORATED

2005 EXECUTIVE STOCK UNIT PROGRAM

As amended, effective December 31, 2009

1.	NAME AND PURPOSE

1.1 Name. The name of this Program is the “Leggett & Platt, Incorporated 2005 Executive Stock Unit Program.”

1.2 Purpose. This Program is intended to attract, motivate, retain and reward Key Employees by giving them the opportunity to share in the appreciation in value of the Company’s Common Stock. The Program is an unfunded deferred compensation plan for a select group of management and/or highly compensated employees as described in ERISA. The Program is established pursuant to the Leggett & Platt, Incorporated Flexible Stock Plan.

2.	DEFINITIONS

2.1 Account. A separate book account established by the Company to track Stock Units for each Participant.

2.2 Additional Matching Contribution. The Company’s additional contribution of amounts to a Participant’s Account made pursuant to Section 4.6.

2.3 Beneficiary. The person or persons designated as the recipient of a deceased Participant’s benefits under the Program.

2.4 Board. The Board of Directors of the Company.

2.5 Calendar Year. Any calendar year beginning on or after January 1, 2005.

2.6 Change in Control. “Change in Control” shall be defined as any event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Internal Revenue Code.

2.7 Committee. The Compensation Committee of the Board or, except as to Section 16 Officers, the Management Committee or any person to whom the administrative authority has been delegated by the Committee.

2.8 Common Stock. The Company’s $.01 par value common stock.

2.9 Company. Leggett & Platt, Incorporated.

2.10 Compensation. Salary, bonuses, and all other forms of cash compensation, to the extent designated by the Committee, earned and vested in any Calendar Year. In the case of a sales representative whose regular paycheck includes funds for travel and expenses, Compensation means 75% of the total. Compensation will also include remuneration which would have been received in cash but for the Participant’s election to defer such remuneration or to receive a stock option in lieu of such remuneration in accordance with any deferred compensation program of the Company. Any amounts considered as Compensation by virtue of the preceding sentence will be counted as Compensation only once, even if the benefits derived from such compensation are includible in the Participant’s taxable income in a subsequent year. Compensation will not include any bonus earned and vested in a Calendar Year, but to be paid in a subsequent Calendar Year, if the Participant is not eligible to participate in this Program during such subsequent Calendar Year.

2.11 Contributions. The amounts contributed to a Participant’s Account, which include Participant Contributions, Matching Contributions, Additional Matching Contributions and Dividend Contributions.

2.12 Disability. A Participant is considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

2.13 Dividend Contribution. The Company’s contribution of dividend amounts to a Participant’s Account made pursuant to Section 4.7.

2.14 Election. A Participant’s election to contribute Compensation, which sets forth the percentage of Compensation to be contributed, the method of distribution of stock units and such other items as the Committee may require.

2.15 Employer. The Company or any directly or indirectly majority-owned subsidiary, partnership or limited liability company of the Company.

2.16 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.17 Fair Market Value. The closing price of Common Stock on a given date as reported on the New York Stock Exchange composite tape or, in the absence of sales on a given date, the closing price (as so reported) on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

2.18 FICA-HI. The Hospital Insurance tax under the Federal Income Contributions Act, as amended.

2.19 Key Employee. A management and/or highly compensated employee of the Employer.

2.20 Management Committee. A committee selected by the Board that is authorized to act on behalf of the Committee under the Program, except with respect to Section 16 Officers.

2.21 Matching Contribution. The Company’s contribution of amounts to a Participant’s Account equal to 50% of a Participant’s Contribution made pursuant to Section 4.5.

2.22 Participant. A Key Employee selected to participate in the Program who has delivered a signed Election to the Company.

2.23 Participant’s Contribution. The Participant’s contribution of Compensation which is used to acquire Stock Units pursuant to Section 4.4.

2.24 Section 16 Officers. All officers of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934.

2.25 Section 409A. Section 409A of the Internal Revenue Code, including all regulations and other guidance of general applicability issued thereunder.

2.26 Separation from Service. “Separation from Service” shall mean a termination of employment or other event as defined under Section 409A. Generally, a Separation of Service is deemed to have occurred when a Participant’s services have been reduced to a rate that is expected to be 20% or less of the average rate of services performed by the Participant in the 36 months preceding the reduction.

2.27 Specified Employee. Any Participant meeting the definition of “specified employee” under Section 409A(a)(2)(B)(i).

2.28 Stock Unit. A unit of account deemed to equal a single share (or fractional share) of Common Stock.

2.29 Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.30 Year of Service. Any calendar year in which the Participant completes 1,000 hours of service. An hour of service means any hour for which the Employer pays the Participant, including hours paid for vacation, illness or disability. If the Participant was employed by a company or division acquired by the Company, the Participant’s service will include hours of service with the acquired company for purposes of eligibility. However, for purposes of determining Years of Vesting Service under Section 5.4, the Participant’s service will begin on the acquisition date.

2.31 Year of Vesting Service. Any Year of Service except any year when the Participant is or was eligible to make contributions to this Program or the Stock Bonus Plan but declined to make such contributions.

3.	ELIGIBILITY AND PARTICIPATION

3.1 Selection of Participants. The Committee will select the Key Employees eligible to become Participants. Unless waived by the Committee, a Key Employee must have at least one Year of Service to be eligible to participate in the Program.

3.2 Continued Eligibility. The Committee may revoke a Participant’s right to participate if he no longer meets the Program’s eligibility requirements or for any other reason.

If a Participant’s employment is terminated for any reason, his right to participate in the Program will cease. Except as provided in Section 5.4, such termination will not affect Stock Units already credited to his Account.

4.	CONTRIBUTIONS AND ACQUISITION OF STOCK UNITS

4.1 Acquisition of Stock Units. An Account will be established to track Stock Units for each Participant. All Contributions to a Participant’s Account will be used to acquire Stock Units at a price equal to 85% of the Fair Market Value of a share of Common Stock on the date such Contributions are made.

4.2 Participant’s Election. A Participant’s Election (including contribution percentage and form of distribution) will be made in a form approved by the Committee. The Election must be made on or before December 31 for Compensation to be earned and vested in the following Calendar Year, except that newly eligible Participants may, within 30 days of first becoming eligible for participation, make an Election for Compensation earned subsequent to the date of Election.

On or before December 31 of each year following the Participant’s initial Election, the Participant may change his contribution percentage for the next Calendar Year or may terminate his Election for the next Calendar Year. If no change or termination is received by December 31, the Participant’s Election will irrevocably carry forward for the next Calendar Year. The Participant may not change the form of distribution selected in the initial Election, except as provided in Section 5.7.

The Committee may provide for Elections at any other times with respect to all or any part of Compensation or Contributions to the extent that such Elections are consistent with the requirements of Section 409A.

4.3 Treatment of Performance Compensation for Certain Newly Eligible Participants. A Participant may become newly eligible for the Program due to a Compensation increase, whereas he was previously eligible for a qualified Company benefit (e.g. the Stock Bonus Plan). A Participant may not defer performance compensation (e.g. an annual bonus) payable in his first year of eligibility if it was earned and vested prior to his becoming eligible to participate in the Program. In such a case, the Company will make the Matching Contribution and any Additional Matching Contribution as though the Participant’s Contribution had been made with respect to performance compensation received in the first year of eligibility.

4.4 Participant’s Contribution. Each Participant may elect to contribute to the Program a percentage of his Compensation above a certain threshold. For 2010, the threshold is a base salary of $26,728 which amount may be increased for years after 2010. The Committee will determine the maximum Participant Contribution percentage. Participant’s Contributions will be made on a bi-weekly basis or as Compensation otherwise would have been paid, unless the Committee determines otherwise.

4.5 Matching Contributions. The Company will make a Matching Contribution equal to 50% of the Participant’s Contribution. Matching Contributions will be made at the same time as the Participant’s Contributions.

4.6 Additional Matching Contributions. The Company will make an Additional Matching Contribution equal to a percentage of the Participant’s Contribution for the applicable Calendar Year if the Company’s return on capital employed (“ROCE”) for the Calendar Year meets the threshold level established for corporate payouts under the Key Officers Incentive Plan (the “Incentive Plan”). ROCE will be calculated in the same manner as it is calculated under the Incentive Plan for a given year. The Additional Matching Contribution will begin at 25% of the Participant’s Contribution for the applicable Calendar Year for ROCE achievement at the threshold level (19% for 2010) and increase ratably to a maximum 50% of the Participant’s Contribution for ROCE achievement at the target level (23% for 2010). Such Contribution will be credited to the Account of each Participant who was employed as of the last business day of the Calendar Year, plus each Participant whose employment terminated prior to such date (a) due to Disability or death, or (b) after the Participant has attained 55 years of age and has at least 5 Years of Vesting Service. Additional Matching Contributions, if any, will be credited to the Participant’s Account by March 15th following the applicable Calendar Year.

4.7 Dividend Contributions. On the date a cash dividend is paid on Common Stock, the Company will make a Dividend Contribution equal to the per share cash dividend on the number of Stock Units credited to the Participant’s Account on the dividend record date.

4.8 Change in Capitalization. In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Common Stock, the number of Stock Units credited to a Participant’s Account will be appropriately adjusted.

4.9 Impact of Deferred Compensation Program. Some Participants defer 100% of their Compensation under the Company’s Deferred Compensation Program. Since the Compensation remaining after such a deferral is not sufficient to allow the Participant to make the full Participant’s Contribution, the Company will make the Matching Contribution and any Additional Matching Contribution as though the full Participant’s Contribution had been made.

5.	DISTRIBUTION

5.1 Distribution. Except in the case of Specified Employees, distribution of a Participant’s Account will be made within 90 days after Separation from Service, Disability or death. Distribution of a Specified Employee’s Account will be made six months after Separation from Service (other than by Disability or death) in order to conform to Section 409A. Prior to distribution, the Stock Units will be converted to whole shares of Common Stock, with any fractional share rounded to the nearest whole share.

Distribution of a Participant’s Account will be based on the number of Stock Units credited to his Account upon Separation of Service. If Stock Units are credited to the Participant’s Account after a distribution has been made (e.g., as a result of Dividend Contributions or Additional Matching Contributions), a subsequent distribution of those Stock Units will be made within 60 days of the date the Stock Units are credited to the Participant’s Account.

Although the Company intends to settle Participants’ Accounts in stock, notwithstanding any other provision of the Program, the Company reserves the right to pay Stock Units in cash in lieu of shares of Common Stock. If settled in cash, the amount of the distribution will be equal to the Fair Market Value (as defined in the Company’s Flexible Stock Plan) of the number of shares of Common Stock that would otherwise be issued. Fair Market Value shall be determined at the date the shares would otherwise have been issued.

5.2 Form of Distribution. Participants may elect to receive distributions of their accounts in (a) a lump sum amount, or (b) annual installments for up to 15 years. Annual installment distributions will be made by January 31st of each Calendar Year following the Calendar Year of the initial distribution. Each annual distribution will be equal to the balance of Stock Units in the Account divided by the number of payments remaining.

If a Participant does not elect a form of distribution in his initial Election or if a Participant’s Account value does not exceed $50,000 upon Separation from Service, the distribution will be made in a lump sum.

5.3 Withholding from Distributions. When Stock Units are converted to Common Stock for distribution, the Company will withhold from such Common Stock any amount required to pay applicable taxes (at the Company’s required withholding rate). Alternatively, the Participant may pay such taxes in cash if he makes suitable arrangements with the Company before the distribution date. The Company may, at any time, require a Participant to settle the tax liability in cash.

5.4 Forfeiture of Stock Units. Notwithstanding the above, if a Participant who has less than 5 Years of Vesting Service separates from service, the Participant will forfeit any Stock Units acquired by Company Matching and Additional Matching Contributions (unless the Committee determines otherwise). However, such Stock Units will not be forfeited if the Participant separates from service due to death or Disability.

5.5 Beneficiary. If a Participant dies before he has received all distributions due under the Program, the remaining distributions will be made to his Beneficiary. Each Participant may designate a Beneficiary and change his Beneficiary from time to time. No such designation will become effective until received in writing by the Company. If a Participant has no living designated Beneficiary, then his Beneficiary will be his personal representative.

5.6 Distribution Upon Unforeseeable Emergency or Change in Control. In the event of an Unforeseeable Emergency or Change in Control, the Committee may authorize an immediate distribution to the Participant as permitted under Section 409A.

5.7 Change in Form of Distribution. A Participant may extend the payout period of an installment election or change the form of distribution, not to exceed the maximum payout period of 15 years or such other period determined by the Committee. For purposes of the foregoing, each payout date in an installment distribution election will be treated as a separate election. The election change must be made not less than 12 months prior to Separation from Service and must extend the first distribution payment by at least 5 years, consistent with the requirements of Section 409A.

6.	ADMINISTRATION

6.1 Administration. Except to the extent the Committee otherwise designates pursuant to Section 6.2(f), the Committee will control and manage the operation and administration of the Program.

6.2 Committee’s Authority. The Committee will have such authority and discretion as may be necessary to discharge its responsibilities under the Program, including the authority and discretion to: (a) interpret the provisions of the Program; (b) adopt rules of procedure consistent with the Program; (c) determine questions relating to benefits and rights under the Program; (d) maintain records concerning the Program; (e) determine the content and form of the Participant’s Election and all other documents required to carry out the Program; and (f) designate any Company employee or committee, including the Management Committee, to carry out any of the Committee’s duties, including authority to manage the operation and administration of the Program.

6.3 Section 16 Officers. Notwithstanding the foregoing, the Committee may not delegate its authority with respect to Section 16 Officers.

6.4 Compliance with Applicable Law. Notwithstanding anything contained in the Program or in any document issued under the Program, it is intended that the Program will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Program will be interpreted to meet such requirements.

7.	CLAIMS

7.1 Adjudication of Claims. The Committee and the Company’s Secretary will make all determinations regarding benefits under the Program in accordance with ERISA.

If a Participant believes he is entitled to receive a distribution under the Program and he does not receive such distribution, he must make a claim in writing to the Committee. The Committee will review the claim. If the claim is denied, the Committee will provide a written notice of denial within 90 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; any additional information to perfect the claim and why such information is necessary; the steps to be taken if a review is sought, including the right to file an action under Section 502(a) of ERISA following an adverse determination; and the time limits for requesting a review and for review.

If a claim is denied and the Participant desires a review, he will notify the Secretary in writing within 60 days of the receipt of notice of denial. In requesting a review, the Participant may review the Program or any related document and submit any written statement he deems appropriate. The Secretary will then review the claim and, if the decision is adverse to the Participant, provide a written decision within 60 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; a statement that the Participant is entitled to receive, upon request and free of charge, copies of documents relied upon in making the decision; and the Participant’s right to bring an action under Section 502(a) of ERISA.

8.	GENERAL PROVISIONS

8.1 No Contract. Nothing contained in the Program will restrict the right of the Employer to discharge a Participant or the right of a Participant to resign from employment. The Program should not be construed as an employment contract.

8.2 No Assignment. No Participant or Beneficiary may transfer, assign or otherwise encumber any benefits payable by the Company under the Program. Such benefits may not be seized by any creditor of Participant or Beneficiary or transferred by operation of law in the event of bankruptcy, insolvency or death. Any attempted assignment or transfer will be void.

8.3 Unfunded Program. No person will have any interest in the Company’s assets by virtue of the Program. No Participant or Beneficiary will have any of the rights of a shareholder with respect to Stock Units.

8.4 No Trust Created. The Program and any action taken pursuant to the Program should not be construed as creating a trust or other fiduciary relationship between the Company, the Participant, his Beneficiary or any other person.

8.5 Binding Effect. The Program will be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant, his heirs, personal representatives, and Beneficiaries.

8.6 Amendments and Termination. The Company will have the right to amend or terminate the Program at any time. However, no such amendment or termination will deprive any Participant of the right to distribution of Stock Units previously credited to his Account.

8.7 Governing Law. To the extent not preempted by ERISA, this Program will be governed by Missouri law.

8.8 Notices. Any notice or claim given under the Program will be in writing and signed by the party giving the same. If such notice or claim is mailed, it will be sent by United States first class mail, postage prepaid, addressed to the recipient’s last known address as shown on the Company’s records. The date of such mailing will be deemed the date of notice.

8.9 Committee’s Right. To the extent permitted by Section 409A, the Committee retains the right to delay a Participant distribution if the payment of such distribution would violate securities laws, eliminate or reduce the Company’s tax deduction by application of Section 162(m) of the Internal Revenue Code, violate loan covenants or other contractual terms to which the Company is a party, or otherwise result in material harm to the Company.